Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into this 30th day of December, 2008, by and between AVTECH CORPORATION (referred to as “Employer”), a corporation duly organized and existing under the laws of the State of Washington, having its principal office and place of business at 3400 Wallingford Avenue North, Seattle, Washington, and CHRIS ANDERSON (referred to in this document as “Employee”):

WHEREAS, Employer and Employee have agreed that the Employment Agreement by and between Employee and Employer dated the 1st day of January 1998 (the “Employment Agreement”) requires amendment to comply with the provisions of Section 409A of the Internal Revenue Code, as amended (the “Code”), including the regulations issued thereunder.

NOW, THEREFORE, Employer and Employee agree as follows:

1.	Paragraph 2A Section 409A of the Code shall be added to the Employment Agreement and shall provide as follows:

“2A Section 409A of the Code. This Agreement is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of Employer and Employee under this Agreement. Employer will discuss with Employee in good faith any amendment (consistent with the prior sentence) to this Agreement to comply with Section 409A of the Code in the event it is later determined that any provision herein causes this Agreement not to comply with Section 409A of the Code; provided that, in the event it is determined not to be feasible to so reform a provision of this Agreement as it applies to a payment or benefit due to Employee or his beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

(a) Any payment to which Employee becomes entitled under Paragraph 2(a) of this Agreement shall in no event be paid later than March 14th of the year following Employee’s Separation from Service Date, unless said Employee is a Specified Employee in which event Employer shall not pay such Employee earlier than the date that is six months following the Employees’ Separation from Service Date, all as defined in Paragraph 2B of the Agreement.

(b) With respect to any life insurance benefits (or other benefit obligations subject to Section 409A of the Code) continued by Employer for Employee following Separation from Service, the life insurance or other benefit shall be provided or paid at the rate of one-twelfth ( 1/12) of the actual cost for the year for the applicable period to be provided by Employer. Notwithstanding the foregoing to the contrary, if Employee is a Specified Employee on his Separation from Service Date, no payment for such continued life insurance benefits by Employer (whether to Employee or applicable life insurance company) shall be made until six months following the Separation from Service Date, at which time Employer shall make a single lump sum payment to Employee in satisfaction of the six months of such continued life insurance benefits.”

2.	Paragraph 2B. Section 409A of the Code Definitions and Supplemental Rules shall be added to the Employment Agreement and shall provide as follows:

“2B Section 409A of the Code Definitions and Supplemental Rules. For purposes of this Agreement the following definitions shall apply consistent with Section 409A and the regulations thereunder.

(a) “Separation from Service” means the termination (as set forth in Paragraph 2 of the Agreement) from employment with Employer and all affiliates on account of Employee’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. Employee will not be deemed to have experienced a Separation from Service if the Employee is on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. Employee will not be deemed to have experienced a Separation from Service if Employee provides continuing services that average more than 20 percent of the services provided by Employee to Employer or it affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to Employer or its affiliates for less than 36 months). If Employee provides services both as an employee and as an independent contractor of Employer, Employee must cease services in both capacities to be treated as having experienced a Separation from Service. If

Employee ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, Employee will not be considered to have a Separation from Service until Employee has ceased providing services in both capacities. If Employee provides services both as an employee of Employer and a member of the board of directors of Employer, the services provided as a director are not taken into account in determining whether Employee has a Separation from Service under this Agreement unless this Agreement is aggregated with any plan in which Employee participates as a director under Section 409A of the Code and the regulations thereunder.

(b) “Separation from Service Date” means the date upon which the Employee experiences a Separation from Service.

(c) “Specified Employee” means an employee of Employer or a subsidiary or affiliate of Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code), and consistent with the terms of Code Section 409A and the regulations thereunder. The identification of Specified Employees shall be conducted by Employer or its designee using a method (i) reasonably designed to include all Specified Employees, (ii) applying an objectively determinable standard providing no direct or indirect election by the Employee and (iii) resulting in no more than 200 employees being treated as Specified Employees for any given date, but as few as permitted by law. A Specified Employee determination shall take effect four months after the identification of the employees of Employer, subsidiary or affiliate satisfying such requirements and shall be valid for the next following 12-month period.”

The Agreement otherwise remains unchanged.

IN WITNESS WHEREOF, Employer and Employee have hereunto signed their names.

AVTECH CORPORATION

By	/s/ Gregory Rufus	/s/ Chris Anderson
	Gregory Rufus	Chris Anderson
Secretary and Treasurer

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